Exhibit 99.1
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[GRAPHIC  OMITTED]


August 8, 2001

Dear  Shareholder:

In the past few months, many significant and positive events have taken place within Vsource, most notably the acquisition of NetCel360. As your new CEO, I want to share with you my perspective on the past challenges that faced the Company and the exciting new developments and opportunities we now have before us.

As you know, Vsource came to a crossroads several months back. The Company had yet to find success marketing its purchasing management system and related applications. In March, the Board of Directors decided it was time to change direction. Active sales of the purchasing management system and related applications were curtailed, a majority of personnel were laid off, and the Board began to consider options for the Company going forward. One of the options the Company evaluated was to pursue an acquisition of an established complementary company with a solid business strategy and bright prospects. It became evident that NetCel360 was an excellent fit for Vsource.

With the acquisition of NetCel360, the Company has become a leading provider of Business Process Outsourcing (BPO) and Distribution Services in the Asia-Pacific region. What are BPO and Distribution Services? These services allow our clients to outsource key non-core administrative, sales and distribution functions. The Company's BPO services include customer relationship management
(CRM) services, payment and financial services, supply chain management (SCM), IT and globalization services, and proprietary transaction solutions for public and private exchanges to support our clients as they move to outsourcing. Our Distribution Services organization provides sales, marketing, market research and operations for our clients' products and services. When we combine our BPO and Distribution Services, we are able to offer companies, such as Gateway Computer, a complete solution, from sales to supply chain management.

The worldwide spending for BPO services alone is expected to surpass $177 billion in 2004, of which $10 billion will be spent in the Asia-Pacific region (excluding Japan), according to International Data Corporation. Our target customers are the world's largest companies. In the twelve short months since NetCel360 initially introduced its BPO and Distribution services, it has generated an impressive list of clients, including 3Com, American International Group, Avaya, Asia Global Crossing, CSFB, Citibank, Cosine Communications, EMC, Gateway, HSBC Investment Bank, Haworth, Miller Freeman and Network Appliance. We are proud of this client roster because these companies are among the world's most sophisticated in terms of utilizing technology and best practices for their global operations.


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A  unique  aspect of our Company that sets us apart from the competition is that we deliver our services in most major markets across Asia-Pacific, including Hong Kong, Malaysia, Singapore, Japan, China, Australia, New Zealand, Korea and the Philippines. Unlike the United States and Europe, the Asia-Pacific region does not have the benefit of a developed outsourcing industry. Some of these services are only available in a few markets and there are almost no vendors that provide a comprehensive Asia-Pacific solution. Though we do not have all of our services available in all markets, we are working to expand these in line with demand from our clients.

Another key competitive advantage is derived from the nature of the markets themselves. Many of the markets in the Asia-Pacific region have different laws, languages, currencies, taxes, restrictions and duties that companies must navigate in order to successfully operate businesses across the multiple markets in the region. Operating businesses across the Asia-Pacific region requires companies to adapt to, and understand, the widely divergent business, regulatory, cultural, political and religious environments of each market. To tackle these unique challenges that the Asia-Pacific region presents, the Company has established a strong management team with extensive experience in Asia.

Prior to founding NetCel360, I served 4+ years as President of Asia-Pacific for Dell Computer Corporation. While at Dell, I was responsible for the set-up and operation of Dell's business in the region. Before joining Dell, I was with Motorola Inc. for 14+ years serving in several senior-level executive positions, the last of which was located in Asia.

Dennis Smith, who co-founded NetCel360 with me, will be serving as Vice Chairman and Chief Strategy Officer for the Company. Dennis has lived and worked in Asia for 25 years and has extensive experience in private equity and investment banking. He was co-founder of ChinaVest, one of Asia's earliest private equity firms, and held senior positions with First Chicago in Hong Kong, Singapore, and Taiwan.

The rest of our management team has extensive experience in the Asia-Pacific region, Europe, and the United States, with companies such as Alcoa, Applied Micro Electronics, AT&T, Bankers Trust, Bain & Company, Dell, Fluor, Fujitsu, Hughes, IBM, Intel, Motorola, Oracle, PricewaterhouseCoopers, Proctor & Gamble, Thrifty, Union Carbide and Wang. We have the experience and drive to assist our clients as they tackle the complex markets of the Asia-Pacific region.

Every one of you took a risk when you bought Vsource's stock, just as I have taken a risk in becoming a major investor through the new financing and accepted the challenge of turning the Company into a growing and profitable business.
I'm convinced that we can be successful and believe that the process is well under way. The recent acquisition of NetCel360, the additional funding secured by the Company, the award of the Gateway Distribution Services agreement, and a focused business plan are all correct steps in the direction we have set forth.

I'm sure you have many questions, but I believe the most important question is "What is going to happen in the future?" I believe the dynamics necessary to produce revenues and generate profits exists today, and ultimately it is those revenues and profits that will drive our stock price. Many of our long-term investors have joined me in increasing their investment in the Company, indicating their support of our direction. I believe that in the not-too-distant future investors will look back and be glad they had the foresight to have been shareholders in Vsource. In closing, I invite you to visit our Web site at www.vsource.net for further information on the Company.
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In  the meantime, we will endeavor to keep you well informed about our progress.


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We  will  soon  be  releasing  our  proxy,  and,  with it, another letter to you discussing  in  greater  detail  the  recent  progress  that  has  been  made.

If you have any questions or concerns please feel free to contact me by email at Phil_Kelly@netcel360.com or Shareholder_Relations@vsource.net. In addition, you
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can  contact  Rana  Thomas  at  Magnum  Financial  Group, LLC at (213) 488-0443.

Thank you for your continued support and interest in our Company.

Sincerely;

/S/  PHIL  KELLY

Phil Kelly
Co-Chairman/Chief Executive Officer


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